                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K


                                 Current Report


                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934




         Date of Report (date of earliest event reported): June 8, 1998



                           Dominion Bridge Corporation
             (Exact name of registrant as specified in its charter)




        Delaware                      1-10372              23-2577796
(State or other jurisdiction        (Commission          (IRS Employer
of incorporation)                   File Number)         Identification Number)




             500 Notre Dame Street, Lachine, Quebec, CANADA H8S 2B2
               (Address of principal executive offices) (ZIP Code)



       Registrant's telephone number, including area code: (514) 634-3550

Item 5.  Other Events

         On April 28, 1998, Dominion Bridge Corporation (the "Company") issued a secured convertible promissory note (the "Note") in the principal amount of up to $10 million to Lamar Investments, Inc. ("Lamar"), an affiliate of Deere Park Equities, LLC ("Deere Park"), a principal stockholder of the Company, which is convertible into shares of Common Stock of the Company at $2.60 per share. The Company also issued a warrant (the "Warrant") to Lamar to purchase 1,668,536 shares of Common Stock of the Company at $3.00 per share for a three (3) year period. Pursuant to the terms of the Note and Warrant, Lamar has the right to purchase up to 5,514,690 additional shares of Common Stock of the Company. These transactions are described in detail in the Company's Current Report on Form 8-K dated April 28, 1998.

         Prior to the issuance of the Note and Warrant, Deere Park and its affiliates beneficially owned 6,619,999 shares of Common Stock of the Company representing approximately 19.8% of the Company's outstanding shares. As a result of these transactions, Deere Park and its affiliates are now deemed to beneficially own in excess of 30% of the Company's outstanding shares.

         Pursuant to that certain Rights Agreement dated as of November 26, 1996 by and between the Company and Continental Stock Transfer and Trust Co., as amended to date (the "Rights Agreement"), Deere Park and its affiliates were exempted from the operation of the Rights Agreement so long as they did not acquire in excess of 23% of the Company's outstanding voting shares. On April 28, 1998, the Board of Directors of the Company (the "Board") delayed the exercise of the rights under the Rights Agreement for a period of 45 days. This permitted the Company to issue the Note and Warrant to Lamar without triggering the immediate exercise of the rights. The purpose of this extension was to allow the Company additional time in which to evaluate Deere Park's strategic plan with respect to the management and operation of the Company. In this connection, the Board also exempted Deere Park and its affiliates, including Lamar, from the provisions of the Delaware antitakeover law contained in Section 203 of the Delaware General Corporation.

         On June 8, 1998, the Company entered into Amendment No. 2 to the Rights Agreement in order to (i) exempt Deere Park and its affiliates and associates, including Lamar, from the definition of "Acquiring Person" under the Rights Agreement, thereby making the Rights Agreement inapplicable to acquisitions of Company Common Stock by Deere Park or its affiliates or associates; (ii) make the Rights Agreement applicable to Michel L. Marengere and his affiliates and associates on the same terms as all other stockholders; and (iii) grant the Board of Directors greater flexibility in managing the operation of the Rights Agreement in the future by permitting the Board to extend the time in which it may redeem the rights issued under the Rights Agreement.

Item 7.  Exhibits

     Exhibit 4.1 Amendment No. 2 to Rights Agreement

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.




                                DOMINION BRIDGE CORPORATION



                                By:     /s/ Allen S. Gerrard
                                        --------------------
                                Name:   Allen S. Gerrard
                                Title:  Chairman of the Board of Directors and
                                        Interim Chief Executive Officer


June 9, 1998

                                  EXHIBIT INDEX



4.3             Amendment No. 2 to Rights Agreement dated June 8, 1998        Incorporated by reference to Exhibit 4.3 to
                between Dominion Bridge Corporation and                       the Registrant's Form 8-A/A2 filed June 11, 1998.
                Continental Stock Transfer & Trust Company.
